Exhibit 99.1

e.l.f. Beauty Announces First Quarter Fiscal 2020 Results
– Delivers Net Sales of $60 Million –
– Increases fiscal 2020 outlook –

OAKLAND, California; August 7, 2019 — e.l.f. Beauty (NYSE: ELF) today announced results for the three months ended June 30, 2019.
“We are pleased to report strong first quarter results with net sales of $60 million, an increase of 7% excluding e.l.f. stores,” said Chairman and CEO Tarang Amin. “We’re focused on recharging the brand and highlighting our key first to mass products through increased marketing and digital activations. We are encouraged by the early progress of our strategic imperatives, which have driven improvements in productivity within our national retail partners, as well as on elfcosmetics.com. Given this momentum, we are raising our fiscal 2020 guidance.”
Three months ended June 30, 2019 results
Net sales increased 1%, or $0.7 million, to $59.8 million as compared to $59.1 million in the three months ended June 30, 2018. This was driven by growth within leading national retailers, which was largely attributable to increased productivity, and on elfcosmetics.com. The three months ended June 30, 2018 included $3.2 million in net sales related to our 22 e.l.f. retail stores, which were closed in February 2019. Excluding e.l.f. retail stores, net sales increased 7% as compared to the three months ended June 30, 2018.
Gross margin was 62%, flat when compared to the three months ended June 30, 2018, with benefits from favorable movements in foreign exchange rates and margin accretive innovation, offset by higher sales adjustments and the impact of tariffs on goods imported from China.

Selling, general and administrative expenses (“SG&A”) was $32.1 million, or 54% of net sales, compared to $33.8 million, or 57% of net sales in the three months ended June 30, 2018. Adjusted SG&A (SG&A excluding the items identified in the reconciliation table below) was $27.8 million, or 47% of net sales, compared to $28.9 million, or 49% of net sales in the three months ended June 30, 2018. The improvement was driven by cost savings from the closure of e.l.f. retail stores, partially offset by increased marketing and digital expenses. Restructuring (income) expense includes a gain related to the settlement of lease liabilities, also resulting from the closure of e.l.f. retail stores.
The provision for income taxes was $1.9 million, as compared to $0.1 million in the three months ended June 30, 2018. The change in the provision for income taxes was primarily driven by the change in income before taxes, as well as an increase in tax expense related to excess tax deficits on equity compensation of $0.5 million.
On a GAAP basis, net income was $3.7 million, or $0.07 per diluted share, based on a weighted-average diluted share count of 50.3 million shares. This compares to net income of $1.2 million, or $0.03 per diluted share, based on a weighted-average diluted share count of 49.4 million shares in the three months ended June 30, 2018.
Adjusted EBITDA (EBITDA excluding the items identified in the reconciliation table below) increased 12% to $14.5 million from $13.0 million in the three months ended June 30, 2018.

Adjusted net income (net income excluding the items identified in the reconciliation table below) increased to $6.9 million, or $0.14 per diluted share, based on a weighted-average diluted share count of 50.3 million shares. This compares to adjusted net income of $6.5 million, or $0.13 per diluted share, based on a weighted-average diluted share count of 49.4 million in the three months ended June 30, 2018.
Balance sheet
As of June 30, 2019, the Company had $60.7 million in cash and cash equivalents, as compared to $17.4 million as of June 30, 2018, due to cash generated from operations and working capital management. Notably, disciplined inventory management helped drive a decrease in inventory from $59.9 million as of June 30, 2018 to $51.0 million as of June 30, 2019. As of June 30, 2019, long-term debt totaled $135.5 million, as compared to $143.7 million as of June 30, 2018.
Company outlook
As previously disclosed, the Company changed its fiscal year from the twelve months beginning January 1 and ending December 31 to the twelve months beginning April 1 and ending March 31. As a result, throughout this press release, the twelve month periods ended March 31, 2019 and March 31, 2020 are referred to as “fiscal 2019” and “fiscal 2020,” respectively.
“We are revising our 2020 outlook to reflect initial progress on our strategic imperatives, including improvements in tracked channel trends driven by Project Unicorn and continued investments in digital and marketing initiatives,” stated Mandy Fields, Chief Financial Officer. “This is balanced by the uncertain impact on volume from price increases implemented in July 2019 in response to increased tariffs."
In the table below, fiscal 2019 includes the operation of e.l.f. stores. The fiscal 2020 outlook does not include e.l.f. stores. The new fiscal 2020 outlook reflects an expected net sales range of flat to down 4% when compared to net sales in fiscal 2019, excluding the contribution of e.l.f. stores.

	New Fiscal 2020 Outlook	Original Fiscal 2020 Outlook	Fiscal 2019 (1) (unaudited)
Net sales	$246-256 million	$235-245 million	$268 million
Adjusted EBITDA	$47-50 million	$45-48 million	$62 million
Adjusted net income	$19-22 million	$18-21 million	$33 million
Adjusted diluted EPS	$0.37-0.41	$0.35-0.39	$0.66
Fully diluted shares outstanding	52.5 million	52.5 million	49.3 million

(1) Refer to Company outlook and comparability notes section below for further information regarding e.l.f. stores results included in fiscal 2019.

Company outlook and comparability notes

•	The footnotes to the table below provide additional information regarding the e.l.f. stores contributions to fiscal 2019 results:

Fiscal 2019 (unaudited)
Net sales (1)	$267,656
Net loss (2)	$(3,079)
Adjusted EBITDA (2)	$62,439
Adjusted net income (2)	$32,683

(1) Net sales includes $12.0 million related to e.l.f. stores.

(2) Net loss, adjusted EBITDA and adjusted net income include $13.7 million of four-wall expenses related to e.l.f. stores in fiscal 2019. Four-wall expenses include only directly identifiable costs such as product costs, rent and occupancy expenses and store employee salaries. Other indirect shared costs such as corporate overhead, depreciation and corporate employee salaries were not historically allocated to the e.l.f. retail stores business for internal reporting purposes and have not been adjusted from the amounts included above.

•	The following tables present a reconciliation of quarterly net sales for fiscal 2019 to quarterly net sales excluding e.l.f. stores:

Three months ended (unaudited)	Fiscal 2019	e.l.f. stores	Fiscal 2019 (excluding e.l.f. stores)
June 30	$59,055	$3,228	$55,827
September 30	63,889	3,182	60,707
December 31	78,571	3,735	74,836
March 31	66,141	1,856	64,285
Total	$267,656	$12,001	$255,655

First quarter fiscal 2020 conference call

The Company will hold a conference call today, August 7, 2019, at 4:30 p.m. ET to discuss the Company’s first quarter fiscal 2020 results. Investors and analysts interested in participating in the call are invited to dial-in approximately ten minutes prior to the start of the call. The U.S. toll free dial-in for the conference call is (877) 407-3982 and the international dial-in number is (201) 493-6780. The conference call will also be webcast live at: http://investor.elfcosmetics.com/news-and-events/events and remain available for 90 days. A telephone replay of this call will be available at 7:30 p.m. ET on August 7, 2019, until 11:59 p.m. ET on August 15, 2019, and can be accessed by dialing the U.S. toll free dial-in, (844) 512-2921 or the international dial-in, (412) 317-6671, and entering replay pin number 13690102.
About e.l.f. Beauty
Since 2004, e.l.f. has made the best of beauty accessible to every eye, lip and face. We make high-quality, prestige-inspired cosmetics and skin care products at an extraordinary value and are proud to be 100% vegan and cruelty-free. As one of the first online beauty brands, e.l.f. has a passionate social following, national distribution at leading retailers such as Target, Walmart, and Ulta Beauty, and a growing international presence. Learn more by visiting www.elfcosmetics.com.
Note regarding non-GAAP financial measures
This press release includes references to non-GAAP measures, including adjusted SG&A, EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS. The Company presents these non-GAAP measures because its management uses them as supplemental measures in assessing its operating performance, and believes they are helpful to investors, securities analysts and other interested parties in evaluating the Company’s performance. The non-GAAP measures included in this press release are not measurements of financial performance under GAAP and they should not be considered as alternatives to measures of performance derived in accordance with GAAP. In addition, these non-GAAP measures should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures have limitations as analytical tools, and you should not consider such measures either in isolation or as substitutes for analyzing the Company’s results as reported under GAAP. The Company’s definitions and calculations of these non-GAAP measures are not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation. Adjusted EBITDA excludes costs related to restructuring of operations, stock-based compensation and other non-cash and non-recurring costs. Adjusted net income excludes costs related to restructuring of operations, stock-based compensation, other non-cash and non-recurring costs, amortization of acquired intangible assets and the tax impact of the foregoing adjustments. With respect to the Company’s expectations under “Company outlook” above, the Company is not able to provide a quantitative reconciliation of the adjusted EBITDA, adjusted net income and adjusted diluted EPS guidance non-GAAP measures to the corresponding net income and diluted EPS GAAP measures without unreasonable efforts. The Company cannot provide meaningful estimates of the non-recurring charges and credits excluded from these non-GAAP measures due to the forward-looking nature of these estimates and their inherent variability and uncertainty. For the same reasons, the Company is unable to address the probable significance of the unavailable information.

Forward-looking statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including those statements relating to the Company’s revised outlook for fiscal year 2020 under “Company outlook” above and the statements related to the Company's focus on recharging the brand and highlighting the Company's key first to mass products through increased marketing and digital activations. These forward-looking statements are based on management's current expectations, estimates, forecasts, projections, beliefs and assumptions and are not guarantees of future performance. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, actual results and the timing of selected events may differ materially from those expectations. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the risks and uncertainties that are described in the Company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, as updated from time to time in the Company's SEC filings, as well as the Company’s ability to effectively compete with other beauty companies; the Company’s ability to successfully introduce new products; the Company’s ability to attract new retail customers and/or expand business with its existing retail customers; the Company’s ability to optimize shelf space at its key retail customers; the loss of any of the Company’s key retail customers or if the general business performance of its key retail customers declines; and the Company’s ability to effectively manage its SG&A and other expenses. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. These forward-looking statements speak only as of the date hereof. Except as required by law, the Company assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

Investors:	Media:
Willa McManmon,	Alecia Pulman,
Ellipsis Investor Relations, (650) 960-5177	ICR, Inc., (203) 682-8200

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated statements of operations and comprehensive income
(unaudited)
(in thousands, except share and per share data)

	Three months ended June 30,
	2019	2018

Net sales	$59,764	$59,055
Cost of sales	22,573	22,410
Gross profit	37,191	36,645
Selling, general and administrative expenses	32,055	33,791
Restructuring (income) expenses	(1,792)	—
Operating income	6,928	2,854
Other income, net	351	509
Interest expense, net	(1,717)	(1,989)
Income before provision for income taxes	5,562	1,374
Income tax provision	(1,856)	(126)
Net income	$3,706	$1,248
Comprehensive income	$3,706	$1,248
Net income per share:
Basic	$0.08	$0.03
Diluted	$0.07	$0.03
Weighted average shares outstanding:
Basic	48,345,942	46,625,915
Diluted	50,317,088	49,425,927

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated balance sheets
(unaudited)
(in thousands, except share and per share data)

	June 30, 2019	March 31, 2019	June 30, 2018
Assets
Current assets:
Cash and cash equivalents	$60,746	$53,874	$17,445
Accounts receivable, net	22,623	32,275	27,639
Inventory, net	51,020	43,779	59,861
Prepaid expenses and other current assets	6,795	7,340	10,385
Total current assets	141,184	137,268	115,330
Property and equipment, net	16,493	16,006	18,813
Intangible assets, net	95,333	97,053	102,375
Goodwill	157,264	157,264	157,264
Investments	2,875	2,875	2,875
Other assets	22,832	21,222	9,655
Total assets	$435,981	$431,688	$406,312

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$10,681	$10,259	$8,660
Accounts payable	16,982	16,280	13,760
Accrued expenses and other current liabilities	18,313	18,590	9,815
Total current liabilities	45,976	45,129	32,235
Long-term debt and finance lease obligations	135,511	138,025	143,708
Deferred tax liabilities	17,839	16,753	22,732
Long-term operating lease obligations	13,945	15,898	—
Other long-term liabilities	702	668	3,123
Total liabilities	213,973	216,473	201,798

Commitments and contingencies

Stockholders' equity:
Common stock, par value of $0.01 per share; 250,000,000 shares authorized as of June 30, 2019, March 31, 2019 and June 30, 2018; 49,865,995, 49,645,450 and 47,581,682 shares issued and outstanding as of June 30, 2019, March 31, 2019 and June 30, 2018, respectively	484	483	467
Additional paid-in capital	747,233	744,147	729,135
Accumulated deficit	(525,709)	(529,415)	(525,088)
Total stockholders' equity	222,008	215,215	204,514
Total liabilities and stockholders' equity	$435,981	$431,688	$406,312

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated statements of cash flows
(unaudited)
(in thousands)

	Three months ended June 30,
	2019	2018
Cash flows from operating activities:
Net income	$3,706	$1,248
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,192	4,424
Stock-based compensation expense	3,926	4,631
Amortization of debt issuance costs and discount on debt	190	199
Deferred income taxes	1,086	674
Other, net	16	33
Changes in operating assets and liabilities:
Accounts receivable	9,641	4,141
Inventories	(7,241)	1,867
Prepaid expenses and other assets	725	(3,966)
Accounts payable and accrued expenses	2,190	(2,051)
Other liabilities	(6,566)	141
Net cash provided by operating activities	12,865	11,341

Cash flows from investing activities:
Purchase of property and equipment	(2,904)	(2,495)
Net cash used in investing activities	(2,904)	(2,495)

Cash flows from financing activities:
Repayment of long-term debt	(2,063)	(2,062)
Repurchase of common stock	(1,079)	—
Cash received from issuance of common stock	240	285
Other, net	(187)	(98)
Net cash used in financing activities	(3,089)	(1,875)

Net increase in cash and cash equivalents	6,872	6,971
Cash and cash equivalents - beginning of period	53,874	10,474
Cash and cash equivalents - end of period	$60,746	$17,445

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP net income to non-GAAP adjusted EBITDA
(unaudited)
(in thousands)

	Three months ended June 30,
	2019	2018

Net income	$3,706	$1,248
Interest expense, net	1,717	1,989
Income tax provision	1,856	126
Depreciation and amortization	4,618	4,424
EBITDA	$11,897	$7,787
Restructuring (income) expenses (a)	(1,792)	—
Stock-based compensation	3,926	4,631
Other non-cash and non-recurring costs (b)	489	547
Adjusted EBITDA	$14,520	$12,965

(a) Represents restructuring (income) expenses related to the e.l.f. store closures. The three months ended June 30, 2019 include a gain related to settlement of outstanding lease liabilities equal to the difference between the amount of cash disbursed and the outstanding liability at the time of settlement.
(b) Represents various non-cash or non-recurring costs, including costs related to Project Unicorn, a fixturing and packaging transformation initiative and the automation of certain warehouse and distribution activities.

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP SG&A to non-GAAP adjusted SG&A
(unaudited)
(in thousands)

	Three months ended June 30,
	2019	2018
Selling, general, and administrative expenses	$32,055	$33,791
Stock-based compensation	(3,926)	(4,631)
Other non-cash and non-recurring costs (a)	(327)	(242)
Adjusted selling, general, and administrative expenses	$27,802	$28,918

(a) Represents various non-cash or non-recurring costs, including costs related to Project Unicorn and the automation of certain warehouse and distribution activities.

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP net income to non-GAAP adjusted net income
(unaudited)
(in thousands, except share and per share data)

	Three months ended June 30,
	2019	2018
Net income	$3,706	$1,248
Restructuring (income) expenses (a)	(1,792)	—
Stock-based compensation	3,926	4,631
Other non-cash and non-recurring costs (b)	489	547
Amortization of acquired intangible assets (c)	1,720	1,754
Tax Impact (d)	(1,116)	(1,726)
Adjusted net income	$6,933	$6,454

Weighted average number of shares outstanding - diluted	50,317,088	49,425,927
Adjusted diluted earnings per share	$0.14	$0.13

(a) Represents restructuring (income) expenses related to the e.l.f. store closures.
(b) Represents various non-cash or non-recurring costs, including costs related to Project Unicorn and the automation of certain warehouse and distribution activities.
(c) Represents amortization expense of acquired intangible assets consisting of customer relationships and favorable leases.
(d) Represents the tax impact of the above adjustments.